================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                DANA CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                                                                        ------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:
                                                                     ---------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                                                   -----------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:
                                                         ---------------------------------------------------------------------------

     (5) Total fee paid:
                        ------------------------------------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
                                ----------------------------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:
                                                      ------------------------------------------------------------------------------

     (3) Filing Party:
                      --------------------------------------------------------------------------------------------------------------

     (4) Date Filed:
                    ----------------------------------------------------------------------------------------------------------------

====================================================================================================================================


[DANA LOGO]                    DANA CORPORATION
                                P.O. Box 1000
                              Toledo, Ohio 43697
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 2, 1997

     The Annual Meeting of Stockholders of Dana Corporation ("Dana" or the "Company"), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 2, 1997, at 10 o'clock A.M. (EST), for the following purposes:

     1. To elect a Board of Directors consisting of ten members.

     2. To approve the 1997 Stock Option Plan, which Plan has heretofore been adopted by the Board of Directors, subject to approval by the stockholders of the Corporation, as set forth in the attached Proxy Statement.

     3. To approve the Dana Corporation Director Deferred Fee Plan, which Plan has heretofore been adopted by the Board of Directors, subject to approval by the stockholders of the Corporation, as set forth in the attached Proxy Statement.

     4. To ratify the selection of Price Waterhouse LLP as auditors for 1997.

     5. To transact such other business as may properly come before the Annual Meeting or any adjournment.

     The Company's Board of Directors has fixed February 14, 1997 as the record date for the Annual Meeting. Holders of record of the Company's Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. The stock transfer books will not be closed.

     Copies of Dana's Annual Report for the fiscal year ended December 31, 1996, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company's stockholders.

                                          By Order of the Board of Directors,

                                          Martin J. Strobel
                                          Secretary

February 28, 1997
                            ------------------------

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE ANNUAL MEETING AND SAVE DANA THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 2, 1997
                            ------------------------

     This Proxy Statement is furnished by the Board of Directors (the
"Board") of Dana Corporation ("Dana" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 2, 1997, and at any and all adjournments.

     Holders of record of Dana's Common Stock, $1 par value ("Common Stock") at the close of business on February 14, 1997, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. There were 103,136,014 shares of Common Stock outstanding on that date.

     Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who executes and delivers a proxy may revoke it by giving written notice to the Company's Secretary at any time prior to its use or by voting in person at the Annual Meeting.

     This Proxy Statement and the enclosed proxy were first sent to stockholders on February 28, 1997.

                        ITEM 1 -- ELECTION OF DIRECTORS

     A Board of Directors consisting of ten members will be elected at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders or until their successors are elected. The Board recommends the following nominees, each of whom is now a director of Dana.

     The following information was furnished to the Company by the nominees.

           NOMINEE             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
---------------------------------------------------------------------------------------------
Benjamin F. Bailar            Dean and Professor of Administration, Jesse H. Jones Graduate
  Age 62                      School of Administration, Rice University, since 1987. Director of Dana since 1980. Also a director of Smith International,
                              Inc., U.S. Can Corporation, and Trico Marine Services, Inc.

Edmund M. Carpenter           Senior Managing Director of Clayton, Dubilier & Rice (a private
  Age 55                      equity firm specializing in management buyouts) since January
                              1997. Former Chairman and Chief Executive Officer of General
                              Signal Corporation (a manufacturer of capital equipment and instruments for the process control, electrical,
                              semi-conductor, and telecommunications industries) from 1988-
                              1995. Director of Dana since 1991. Also a director of Campbell
                              Soup Company and Texaco, Inc.

Eric Clark                    Former Director of BICC plc (a United Kingdom company serving
  Age 62                      the international market for infrastructure development) from
                              1985-1996, and Chairman of BICC Cables Limited 1986-1996.
                              Director of Dana since 1994, and a member of the Dana Europe
                              Advisory Board since 1991. Also a director of United Utilities plc and the Merseyside Development Corporation.

           NOMINEE             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
---------------------------------------------------------------------------------------------
Glen H. Hiner                 Chairman and Chief Executive Officer of Owens Corning (a
  Age 62                      manufacturer of advanced glass and composite materials) since
                              1992. Director of Dana since 1993.

Joseph M. Magliochetti        President of Dana since January 1996, and a Director since
  Age 54                      December 1996. President, Automotive-North America, 1990-1992,
                              and President, Dana North American Operations, 1992-1995,
                              having served the Company in various capacities since 1966.
                              Also a director of AMP Incorporated, Spicer S.A. (Mexico), and
                              Metalcon C.A. (Venezuela).

Marilyn R. Marks              President and Chief Executive Officer of Dorsey Trailers, Inc.
  Age 44                      (a manufacturer of truck trailers) since 1987. Director of Dana since 1994. Also a director of the Eastman Chemical Company.

Southwood J. Morcott          Chairman of the Board of Dana since 1990 and a director since
  Age 58                      1985. Chief Executive Officer of Dana since 1989, Chief
                              Operating Officer since 1986, and President from 1986-1995, having served the Company in various capacities since 1963.
                              Chairman of the Board of Hayes-Dana Inc., Dana's wholly-owned
                              Canadian subsidiary, 1987-1995. Also a director of CSX
                              Corporation, Johnson Controls, Inc., and Phelps Dodge
                              Corporation.

Richard B. Priory             President and Chief Operating Officer of Duke Power Company (a
  Age 50                      supplier of electric power to North and South Carolina) since
                              1994. Director of Dana since October 1996. Also a director of the J. A. Jones Applied Research Company, Duke Fluor Daniel
                              Company, and NationsBank Corporation.

John D. Stevenson             Counsel to the law firm of Smith, Lyons, Torrance, Stevenson &
  Age 67                      Mayer since 1996, and a partner in that firm from 1962-1995.
                              Director of Dana since 1993 and of Hayes-Dana Inc. from
                              1963-1995. Member of the Dana Canada Advisory Committee since
                              July 1995. Also a Director of Canada Trust Company and George
                              Weston Limited.

Theodore B. Sumner, Jr.       Chairman of Madison Financial Group (a financial consulting
  Age 68                      firm) since 1990. Retired as Chairman of the Board of First
                              Union National Bank of Charlotte, North Carolina and as Vice
                              Chairman of First Union Corporation for more than five years prior to 1990. Director of Dana since 1984.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE FOREGOING DIRECTOR-NOMINEES. Under Virginia law, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum of at least a majority of the number of shares of common stock outstanding is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will not be counted. Under New York Stock Exchange rules, the election of directors is a "routine" item and brokers may vote the shares they hold on behalf of the beneficial owners with respect to this item without instructions from the beneficial owners. Therefore, there will be no "broker nonvotes" on this item.

                          THE BOARD AND ITS COMMITTEES

                                 BOARD MEETINGS

     The Board held 5 meetings in 1996. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 1996.

                                   COMMITTEES

     The ADVISORY COMMITTEE advises the Chairman and the Board on the selection and compensation of directors; on matters relating to Board and Committee structure, meetings, agenda, and schedules; and with respect to the selection and retention of elected officers and management succession planning. The Committee also functions as the Board's nominating committee for directors and will consider written proposals for nominations from stockholders in accordance with the procedures set out in Article III, Section 3.3 of Dana's By-Laws and submitted to the Company's Secretary not less than 90 days before the Annual Meeting at which the nominee is to be proposed for election. The current members of the Committee are Messrs. Bailar (Chairman), Stevenson, and Sumner. The Committee met five times in 1996.

     The AUDIT COMMITTEE maintains contact with Dana's independent auditors to assure that appropriate audit programs and procedures are maintained and that the independent auditors discharge their responsibilities appropriately. The Committee also reviews internal auditing and controls, and makes recommendations to the Board regarding the selection and retention of the independent auditors. No member of the Audit Committee may be an employee of Dana. The current members of the Committee are Messrs. Hiner (Chairman), Bailar, Clark, and Priory, and Ms. Marks. The Committee met three times in 1996.

     The COMPENSATION COMMITTEE recommends compensation programs for Dana's executive officers and reviews the Company's compensation plans for other management personnel. The Committee approves salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana's Additional Compensation Plan, 1982 Amended Stock Option Plan and Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Sumner (Chairman), Bailar, Carpenter, Clark, and Hiner. The Committee met four times in 1996.

     The FINANCE COMMITTEE reviews Dana's long-range worldwide needs for capital and the Company's financial condition, and approves courses of action to assure Dana's continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana's fixed capital and working capital positions. The current members of the Committee are Messrs. Morcott (Chairman), Bailar, Carpenter, Clark, Hiner, Magliochetti, Priory, Stevenson, and Sumner, and Ms. Marks. The Committee met five times in 1996.

     The FUNDS COMMITTEE reviews the allocation of assets and the performance of the investment managers for the Company's pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Carpenter (Chairman), Magliochetti, Morcott, Priory, and Stevenson, and Ms. Marks. The Committee met twice in 1996.

                                  COMPENSATION

     Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $20,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board. Management believes that the shareholders benefit if the directors are fully informed about the activities of the Corporation. Consequently, directors are encouraged to attend all Committee meetings (whether or not they are a member of the Committee in question) and they are paid a fee for all Committee meetings attended. Mr. Stevenson also received a total of $18,500 in fees for service on the Dana Canada Advisory Committee. Mr. Clark also received $15,000 in fees for service on the Dana Europe Advisory Board.

     Non-employee directors may elect to defer payment of the foregoing fees under the Company's Director Deferred Fee Plan (other than Mr. Stevenson's fees for service on the Dana Canada Advisory Committee, or Mr. Clark's fees for service on the Dana Europe Advisory Board). Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Units are credited to a Stock Account based upon the amount of fees deferred and the market price of Dana's Common Stock. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the

Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director's Stock Account as of December 31, 1996 is shown in the table that appears under the caption, "Stock Ownership." The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock at that time. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is currently made only in cash when the director retires, dies or terminates service with Dana. However, subject to stockholder approval at the Annual Meeting, it is proposed that directors also be permitted to receive a distribution from their Accounts in the form of Common Stock, or a combination of cash and stock. It is also proposed, subject to stockholder approval at the Annual Meeting, that the Plan provide for the crediting of additional stock Units, as described more fully in the next two paragraphs. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     Until 1997, all non-employee directors participated in the Company's Directors Retirement Plan. This Plan provided for the payment of retirement benefits to non-employee directors who retired from service with Dana after age 65 or who retired due to illness or disability, and to the spouses of eligible directors who died while serving on the Board. The monthly benefit paid under this Plan was equal to 1/12 of one-half of the annual average of the fees payable to the director during his or her last 3 full calendar years of Board service. A director could elect to receive a reduced benefit after retirement in order to provide a survivor's benefit to the director's spouse after his or her death. Benefits were paid in cash. Payments continued until the earlier of the director's death or until the director had received a number of monthly payments equal to the number of months the director served on the Board. Benefits payable under the Plan were protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     Effective December 31, 1996, the Dana Board voted to eliminate the Company's Directors Retirement Plan. As part of the proposal to terminate the Plan, current non-employee directors (other than Mr. Priory, who only recently joined the Board) will receive a credit in the form of stock Units under the Company's Director Deferred Fee Plan, equivalent to their accrued benefits earned through December 31, 1996 under the terminated Directors Retirement Plan. In addition, commencing in April 1997, each non-employee director will receive an annual grant of 300 deferred stock Units under the Director Deferred Fee Plan, in lieu of future accruals under the Retirement Plan. Elimination of the Directors Retirement Plan is contingent on stockholder approval of the amended and restated Directors Deferred Fee Plan discussed under Item 3 of this Proxy Statement. It is only proposed that the Directors Retirement Plan be terminated as to current and future directors; distributions that are currently being made to retired directors will not be affected, and such directors will not be eligible to be credited with additional stock Units under the Directors Deferred Fee Plan.

     All non-employee directors also participate in the Company's stockholder-approved Directors' Stock Option Plan. This Plan provides for the automatic grant of options for 3,000 shares of Common Stock to each non-employee director annually on the date of the Board's organizational meeting which is held after the Annual Meeting of Stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director's earlier death or retirement, when they become exercisable within specified periods following the date of such event.

                                STOCK OWNERSHIP

                               DANA COMMON STOCK

     The following table presents the beneficial ownership of the only persons known by the Company to beneficially own more than 5% of its Common Stock, based upon a statement on Schedule 13G filed by each such person with the Securities and Exchange Commission. The Capital Group Companies, Inc., and its operating subsidiary, Capital Research and Management Company, reported jointly that Capital Research and Management Company was the owner of 7,028,300 of the Company's shares, with sole dispositive power and no voting power for such shares. FMR Corp., a holding company for Fidelity Investments (a large mutual fund company), reported sole voting power with respect to 143,466 shares, and sole dispositive power with respect to 5,624,462 such shares, including shares that are beneficially owned by Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp.

  NAME AND ADDRESS OF            SHARES           PERCENT OF
   BENEFICIAL OWNER        BENEFICIALLY OWNED       CLASS
-----------------------    ------------------     ----------
The Capital Group
  Companies, Inc.               7,028,300          6.90%
333 South Hope Street
Los Angeles, CA 90071

FMR Corp.                       5,624,462          5.53%
82 Devonshire Street
Boston, MA 02109

     The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock that were beneficially owned on December 31, 1996, by the Company's director-nominees, the executive officers named in the Summary Compensation Table, and all director-nominees and executive officers as a group. At that date, the group owned approximately 2%, and each person owned less than 1%, of the outstanding Common Stock. All reported shares were owned directly except as follows: Mr. Bailar indirectly owned 2,100 shares that were held in a retirement plan account and 900 shares that were held in a trust of which he and his spouse were co-trustees; Mr. Hirsch indirectly owned 10,200 shares that were held by his spouse; and Mr. Morcott indirectly owned 3,674 shares that were held by his spouse.

                                                STOCK OWNERSHIP,
                                              INCLUDING RESTRICTED      UNITS REPRESENTING
                                                   STOCK AND                 DEFERRED
                 BENEFICIAL OWNER            EXERCISABLE OPTIONS(1)      COMPENSATION(2)
        -----------------------------------  ----------------------     ------------------
        James E. Ayers                               224,659 shares         63,110 Units
        Benjamin F. Bailar                            12,000 shares              0 Units
        Edmund M. Carpenter                           12,432 shares          5,010 Units
        Eric Clark                                     8,000 shares              0 Units
        Glen H. Hiner                                  7,000 shares          5,407 Units
        Carl H. Hirsch                               209,069 shares         27,678 Units
        Joseph M. Magliochetti                       184,458 shares          1,653 Units
        Marilyn R. Marks                               5,500 shares          1,499 Units
        Southwood J. Morcott                         526,639 shares         60,299 Units
        Richard B. Priory                                  0 shares              0 Units
        Edward J. Shultz                             131,780 shares         17,941 Units
        John D. Stevenson                              9,012 shares              0 Units
        Theodore B. Sumner, Jr.                       10,000 shares         32,009 Units
        Director-Nominees and Executive
          Officers as a Group (32 persons)         2,513,126 shares        327,678 Units

---------------

(1) The shares reported for the named executive officers (Messrs. Ayers, Hirsch, Magliochetti, Morcott and Shultz) include restricted stock which the officers were entitled to vote under the Company's 1989 Restricted Stock Plan and shares subject to options exercisable within 60 days. Details of the officers' restricted stock ownership appear at Note 4 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Ayers, 142,000 shares; Mr. Hirsch, 162,000 shares; Mr. Magliochetti, 127,150 shares; Mr. Morcott, 401,750 shares; Mr. Shultz, 94,603 shares; the director-nominees and executive officers as a group, 1,620,930 shares.

(2) The Units reported for the non-employee directors (Messrs. Carpenter, Hiner and Sumner, and Ms. Marks) represent fees deferred to the director's Stock Account under the Company's Director Deferred Fee Plan, which is described under the caption "The Board and Its Committees". The Units reported for these directors do not reflect the additional Units enumerated on page 21 of this Proxy Statement that would be credited if the Directors Retirement Plan is terminated as discussed on page 4 of the Proxy Statement. The Units reported for the executive officers (Messrs. Ayers, Hirsch, Magliochetti, Morcott and Shultz) represent annual bonuses earned under the Company's Additional Compensation Plan and deferred to the officer's Stock Account. Under this Plan, the Compensation Committee may defer payment of all or a portion of a participant's bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Units accrue in a Stock Account based on the amount of the deferred bonus and the market price of Dana's Common Stock. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For both the non-employee directors and the executive officers, the value of the Units at the time of distribution will be based on the market value of the Corporation's Common Stock at that time. Currently, the deferred amounts can only be paid in cash; however, the Board has recently amended the Additional Compensation and Director Deferred Fee Plans to add a stock distribution feature. These amendments are subject to stockholder approval of Proposals 2 and 3, respectively, as described below, at the Corporation's 1997 Annual Meeting.

                               EXECUTIVE COMPENSATION

                             SUMMARY COMPENSATION TABLE

     The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the Company's Chief Executive Officer and the four other highest compensated persons who were serving as executive officers of the Company at the end of 1996.

                                                                                     LONG-TERM COMPENSATION
                                                                                             AWARDS
                                                   ANNUAL COMPENSATION              ------------------------
                                          --------------------------------------    RESTRICTED    SECURITIES
                                                                    OTHER ANNUAL      STOCK       UNDERLYING     ALL OTHER
      NAME AND PRINCIPAL                   SALARY        BONUS      COMPENSATION      AWARDS       OPTIONS/     COMPENSATION
           POSITION               YEAR     ($)(1)       ($)(2)         ($)(3)         ($)(4)      SARS(#)(5)       ($)(6)
-------------------------------   -----   --------    -----------   ------------    ----------    ----------    ------------
Southwood J. Morcott              1996    $945,000    $   963,900     $ 87,947       $      0       125,000        $3,915
  Chief Executive Officer         1995     911,548      1,638,000       81,850              0       125,000         3,388
                                  1994     846,230      1,077,200       93,461              0       100,000         5,046
Joseph M. Magliochetti            1996     450,000        459,000       64,309        145,125        60,000         2,430
  President                       1995     424,081        700,000       51,084              0        45,000         2,407
                                  1994     368,300        469,000       50,820              0        39,000         2,408
Carl H. Hirsch                    1996     440,000        448,800       68,850              0        34,000         3,915
  Executive Vice President        1995     420,000        672,000       77,704              0        34,000         3,388
  and President - International   1994     397,000        512,100       75,901              0        34,000         4,743
James E. Ayers                    1996     400,000        489,600           --              0        34,000         3,915
  Chief Financial Officer         1995     380,000        690,000           --              0        34,000         3,388
                                  1994     360,000        464,400           --              0        34,000         4,359
Edward J. Shultz                  1996     350,000        428,400           --              0        26,000         3,915
  President and Chief             1995     335,000        503,000           --              0        26,000         3,389
  Executive Officer - Dana        1994     315,000        412,700           --              0        26,000         3,896
  Credit Corporation

---------------

(1) For Mr. Morcott, the amounts reported include, in addition to base salary paid by Dana, the following compensation for services as Chairman of the Board of Hayes-Dana Inc. for the period before it became a wholly-owned subsidiary of Dana: $11,548 in 1995, and $11,230 in 1994. For Mr. Magliochetti, the amounts reported include, in addition to base salary paid by Dana, the following compensation for services as a director of Hayes-Dana
    Inc.: $34,081 in 1995, and $18,300 in 1994. These amounts were set by the Hayes-Dana Board (and not the Dana Compensation Committee), and are valued at the currency exchange rate in effect on December 31 of the applicable year.

(2) Annual bonuses received (or deferred) under the Company's Additional Compensation Plan are reported in the year earned, whether deferred or paid in that year or in the following year.

(3) "Other Annual Compensation" includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer's annual salary and bonus for the year. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer: for Mr. Morcott, professional services valued at $42,005 in 1996, $44,156 in 1995, and $61,363 in 1994; for Mr. Magliochetti,
    professional services valued at $40,790 in 1996, $29,660 in 1995 and $28,147 in 1994, and vehicles at $12,851 in 1994; for Mr. Hirsch, professional services valued at $33,747 in 1996, $47,829 in 1995, and $46,356 in 1994,
    and vehicles at $18,097 in 1996. Professional services include financial, tax, and estate planning services received by the officer. Of the amounts reported, the following represent insurance premiums (after tax gross-up) paid on behalf of the named executive for split dollar life insurance coverages: for Mr. Morcott, $12,508 in 1996, $10,443 in 1995, and $8,569 in
    1994; for Mr. Magliochetti, $3,389 in 1996, $2,758 in 1995, and $2,315 in
    1994; for Mr. Hirsch, $8,184 in 1996, $7,028 in 1995, and $5,926 in 1994.

(4) Reflects grants of restricted stock under the Company's 1989 Restricted Stock Plan. Awards of restricted stock under the Plan are generally subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. The restrictions lapse in the event of a change in control (as defined in the restricted stock agreements). Dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company's stockholders. The value of the restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company's Common Stock on the date of grant (as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

    At December 31, 1996, Mr. Morcott held a total of 77,578 shares of restricted stock valued at $2,430,982; Mr. Magliochetti held 33,208 shares of restricted stock valued at $1,023,886; Mr. Hirsch held 24,015 shares of restricted stock valued at $751,489; Mr. Ayers held 22,185 shares of restricted stock valued at $691,286; and Mr. Shultz held 18,618 shares of restricted stock valued at $583,412. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company's Common Stock on December 31, 1996 ($32.625 per share, as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

(5) Represents shares of Dana Common Stock underlying options granted in 1994 through 1996.

(6) "All Other Compensation" consists of contributions made by Dana under the Company's Savings and Investment Plan to match contributions made by the executives to their accounts.

                         OTHER ADDITIONAL COMPENSATION

     Approximately 60 key employees of the Company (other than the executive officers named in the Summary Compensation Table) are eligible to receive annual bonuses under the Company's Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive, and Scanlon-type plans) that are designed to reward their commitment to the Company's philosophy of total quality, increased productivity, and improved performance. In 1996, Dana employees, other than the named executive officers, earned a total of over $109 million in additional compensation.

                             OPTION GRANTS IN 1996

     The following table contains information about the stock options granted in 1996 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 1996. In calculating the "Grant Date Present Value," the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

                                  OPTION GRANTS IN LAST FISCAL YEAR
                      ---------------------------------------------------------
                      NUMBER OF      % OF TOTAL
                      SECURITIES       OPTIONS        EXERCISE                         GRANT
                      UNDERLYING     GRANTED TO       OR BASE                          DATE
                       OPTIONS        EMPLOYEES        PRICE         EXPIRATION       PRESENT
          NAME        GRANTED(#)       IN 1996      ($/SHARE)(1)      DATE(2)       VALUE($)(3)
    ----------------  ----------     -----------    ------------     ----------     -----------
    Mr. Morcott         125,000         8.95%         $ 28.125         7/14/06      $1,083,750
    Mr. Magliochetti     60,000         4.30%         $ 28.125         7/14/06         520,200
    Mr. Hirsch           34,000         2.44%         $ 28.125         7/14/06         294,780
    Mr. Ayers            34,000         2.44%         $ 28.125         7/14/06         294,780
    Mr. Shultz           26,000         1.86%         $ 28.125         7/14/06         225,420

---------------

(1) The exercise price (the price that the officer must pay to purchase each share of stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 15, 1996.

(2) Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of the grant. During the exercise period, an optionee may exercise 25% of the total options after one year from the date of grant, 50% after 2 years from the date of grant, 75% after 3 years from the date of grant, and all of the options after 4 years from the date of grant. An optionee's exercise rights are accelerated in the event of a third party tender or exchange offer for 20% or more of the Company's Common Stock that has not been approved by the Board of Directors.

(3) A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 27.29%, a 6.80% risk-free rate of return, a dividend yield at the date of grant of 3.62%, and a 10-year option term. The model did not assume any forfeitures or exercises prior to the end of the 10-year term, which assumptions could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company's Common Stock on the date of exercise.

      AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUES

     The following table contains information about the options for the Company's Common Stock that were exercised in 1996 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers' unexercised options at the end of 1996. In 1993, all outstanding SARs held by the officers were canceled. Consequently, none of the officers held any SARs at December 31, 1996.

                                                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                         SHARES                        OPTIONS AT 12/31/96(#)        AT 12/31/96($)(2)
                        ACQUIRED         VALUE       --------------------------  --------------------------
          NAME       ON EXERCISE(#)  REALIZED($)(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
    ---------------- --------------  --------------  -----------  -------------  -----------  -------------
    Mr. Morcott          66,000         $606,018       401,750       292,250     $ 3,892,290   $ 1,006,078
    Mr. Magliochetti     14,400          165,003       112,750       124,250         918,014       447,891
    Mr. Hirsch           14,000           91,882       162,000        85,000       1,701,091       296,438
    Mr. Ayers             3,600           23,627       142,000        85,000       1,430,716       296,438
    Mr. Shultz                0                0        94,603        65,000         889,510       226,688

---------------

(1) The value realized on the exercise of options was calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the date of exercise (as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the option exercise price.

(2) The value of unexercised in-the-money options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Company's Common Stock on December 31, 1996 ($32.625 per share, as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal) and the option exercise price.

                                 PENSION PLANS

     Four of the executive officers named in the Summary Compensation Table are eligible to receive retirement benefits under their employment agreements, which are described under "Employment Agreements". Each employment agreement provides that if the executive officer retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1 to the Table) and "Bonus" (and also including deferred bonuses, and, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation Plan) will be used to calculate the retirement benefits payable to the officers under their employment agreements. The maximum monthly pensions that the officers would receive under their employment agreements if they had retired on January 1, 1997, before taking into account the reductions described above, would be as follows: Mr. Morcott, $88,852; Mr. Magliochetti, $37,668; Mr. Hirsch, $45,777; and Mr. Ayers, $37,670. In lieu of receiving these benefits in the form of a monthly pension, the officer may elect to receive the distribution of the benefits in any form permitted under the Dana Corporation Retirement Plan.

     Mr. Magliochetti is eligible to receive this lifetime monthly pension if his employment with Dana terminates prior to age 55 for a reason other than death or "cause" (as defined in his agreement), provided that his employment terminates after a change in control of the Company. Under such circumstances, his monthly pension would be as described above, less 1/12 of 1.6% for each full month between the date of such termination and age 55.

     The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants' benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one-quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one-quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one-quarter of the taxable wage base, plus 12.8% of earnings over one-quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to provide that his retirement benefit under the current Plan will be comparable to the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or the benefit provided under the predecessor plan (determined as of July 1, 1993) with interest credits. The normal retirement age under the Plan is 65.

     Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana defined benefit plan. Under this Excess Benefits Plan, the Company will pay any amounts which exceed the federal limitations from its general funds. In addition, Dana has adopted a Supplemental Benefits Plan which covers U.S.-based employees who were eligible to receive long-term awards under the Additional Compensation Plan as of September 1, 1988. Under this Supplemental Benefits Plan, Dana will pay the participant the difference between the aggregate benefits that he will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that he would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. Benefits payable under the predecessor plan are based on the participant's credited service and "final monthly earnings", defined as base salary (before reduction for salary deferrals under the Company's Savings and Investment Plan), plus bonuses paid (or that would have been paid, but for a deferral arrangement) during the three highest of his last ten years of employment prior to retirement, divided by 36. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1 to the Table) and "Bonus" (and also including, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation
Plan) will be used to calculate the retirement benefits payable to these officers under the predecessor plan. In addition, the maximum level of bonus award that is includable under the Supplemental Benefits Plan, as well as under the Dana Corporation Retirement Plan, the Excess Benefits Plan, and the pension portion of the officers' employment agreements, is 125% of base salary. In the event of a change in control of Dana, the participant will receive a lump-sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

     The estimated monthly annuity benefits payable, starting at age 65, as accrued through December 31, 1996, in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan, and Supplemental Benefits Plan for the executives named in the Summary Compensation Table, are as follows: Mr. Morcott, $86,020; Mr. Magliochetti, $34,273; Mr. Hirsch, $44,208; Mr. Ayers, $36,282; and
Mr. Shultz, $29,935. The benefits shown above will reduce the retirement benefits payable to Messrs. Morcott, Magliochetti, Hirsch, and Ayers under their employment agreements.

                             EMPLOYMENT AGREEMENTS

     Four of the executive officers named in the Summary Compensation Table have employment agreements with Dana. The term of each agreement is three years, with an automatic one-year extension at the end of each year to maintain the full three-year term unless either party gives notice not to extend the termination date or unless the agreement is terminated earlier by the death or disability of the officer or for "cause" (as defined in the agreement). The employment agreements provide that while the officers are employed by the Company, they will be paid their base salaries, at a minimum. The Compensation Committee reviews and approves the officers' base salaries annually, as described in the "Compensation Committee Report on Executive Compensation". Their employment agreements currently provide for the payment of 1997 base salaries to the officers, as follows: Mr. Morcott, $995,000; Mr. Magliochetti, $520,000; Mr. Hirsch, $460,000; and Mr. Ayers, $400,000.

     Under each agreement, the officer agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana during any period when he is receiving payments or benefits under the agreement.

     During his period of employment, the officer is entitled to participate in Dana's Additional Compensation Plan, if designated by the Compensation Committee, and in Dana's various employee benefit plans. In the event of a change in control of Dana (as defined in the agreements), the officer will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the minimum bonus award to which he will be entitled during that period will be equal to 50% of his base salary, and his awards will be payable in cash (not deferrable). If the officer's employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

     If the officer is terminated by Dana "without cause" (as defined in the agreement) or, after a change in control of the Company, the officer terminates his employment for "good reason" (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation and to continue in participation under Dana's employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and for performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

     If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by the officer as a result of a change in control of Dana, Dana will pay the officer a sum that will net him the amount he would have received if the excise tax had not been imposed.

     The retirement benefits payable to the officers under their employment agreements are described under "Pension Plans".

     The officers also have related agreements with Dana which provide that, in the event of a dispute related to their employment agreements, the Company will pay legal expenses they may incur to enforce their employment agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO DANA'S SHAREHOLDERS:

     We, the members of the Compensation Committee, are independent, nonemployee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission.

     During 1996, the membership of the Compensation Committee changed. Messrs. Fridholm, Hiner, Stevenson, and Sumner were Committee members through the Committee's February 1996 meeting. To the extent actions were taken prior to that meeting, including the setting of the 1996 performance objectives under the Company's Additional Compensation Plan and a recommendation concerning Mr. Morcott's 1996 base salary, those actions were taken by the above-described Committee members. All actions taken after the February meeting were performed by a Committee comprised of Messrs. Sumner, Bailar, Carpenter, Clark, and Hiner.

     Our goal, as a Committee, is to develop executive compensation policies that are consistent with, and linked to, the Company's strategic business objectives. Beyond that, our priority is to compensate Dana's senior management team fairly and commensurate with their contributions to furthering the Company's strategic direction and objectives.

     We establish, administer, and assess the effectiveness of the Company's executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company's executive officers and evaluate their individual performances.

     In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is further reviewed by another independent compensation consultant whom we, the independent Board committee, retain separately. This data compares Dana's compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 24 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana's competitors for executive talent are a broader group of companies and not limited only to the companies included in the groups established for comparing industry-specific shareholder returns.

     The key elements of Dana's executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer's compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

     We review and approve base salaries for each of Dana's executive officers on an individual basis, taking into consideration the following factors on a subjective basis: the individual's performance, contributions to the Company's success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. We believe that a relatively high portion of cash compensation should be "at risk" as incentive compensation. We also tend to recommend that base salaries for the Company's executive officers be set at approximately the median (size-adjusted) for the comparison group companies. In cases of long tenure and exceptional individual performance (determined on a subjective basis), an individual's base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield a base salary below the median. In 1996, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

ANNUAL INCENTIVES

     Dana's executive officers have an opportunity to earn annual bonuses under the Company's Additional Compensation Plan, which is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code ("Code"). Award opportunities under the Plan vary based on the individual's position and base salary. We may adjust any individual's bonus upward (other than a covered employee within the meaning of Section 162(m) of the Code), and may adjust any individual's bonus downward by as much as 20%, based on consideration of such individual performance factors and other factors as we determine to be relevant on a subjective basis. Bonuses are paid based on the Company's success in achieving performance objectives which we establish in advance taking into account the Company's cyclical markets. These objectives are set annually based on Dana's short-term strategic direction and the current economic climate. The objectives may vary from year to year, and subject to the terms of the Plan, we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur that alter the basis on which the objectives were selected. The performance objectives were not adjusted during 1996. The performance measures which are considered in setting the objective for any given year may include, for example, corporate profits after taxes, return on stockholders' beginning equity, return on average assets, earnings per share and return on sales.

     In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers' base salaries at the different performance levels, which will be used to calculate the amounts of the bonuses. The performance levels consist of a hurdle (the minimum level of corporate performance that must be achieved for bonuses to be paid), and a goal (the corporate performance level at which bonuses at 100% of base salary will be paid). Corporate profits after taxes was the performance measure chosen for 1996. In 1996, the Company earned record profits that exceeded the 1995 profit level by 6%. This profit level is equivalent to a 26% return on stockholders' beginning equity (a measurement calculation utilizing corporate profits after taxes), a performance level that ranks Dana at approximately the 94th percentile of the comparison group. As a result of these profits, the goal performance level was exceeded, and the annual bonuses for 1996 shown in the Summary Compensation Table were earned by the executive officers based upon the performance payout formula established in advance by the Committee. In order to reward two executive officers for superior performance, the Committee chose to award them a supplemental bonus in addition to the bonus they earned under the Additional Compensation Plan. These supplemental bonus amounts are reflected in the Summary Compensation Table.

LONG-TERM INCENTIVES

     Long-term incentives are provided to the executive officers under the Company's 1982 Amended Stock Option Plan. In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive officer's total compensation. We believe significant stock option grants encourage the executive officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. In determining the option grant sizes, we consider the following factors, without weighting them: the executive officer's relative position, years of service, current stock ownership level, past option grants, and current stock ownership objectives. The number of options granted to the executive officers in 1996 was intended to approximate the median (size-adjusted) total long-term incentive value delivered by Dana's comparison group. As is noted on page 16 of this Proxy Statement, the stockholders are being asked to approve certain amendments to the 1982 Stock Option Plan in order to extend the term of the 1982 Stock Option Plan, authorize additional shares, and ensure the continued deductibility of the gain on option exercises under Section 162(m) of the Code.

     From time to time, we also recommend grants of restricted stock to individual executive officers under the Company's 1989 Restricted Stock Plan. Such grants may be used, for example, to recognize an individual's promotion to the Company's senior management group or exceptional contributions to the Company. Four individuals (including one executive officer named in the Summary Compensation Table) received grants of restricted stock in April 1996. Some of the outstanding awards of restricted stock were granted prior to February 17, 1993, the effective date of the applicable provisions of Section 162(m) of the Code, and should not be subject to the $1 million cap on deductibility of compensation. Restricted stock awards granted after February 17, 1993 will likely be subject to the $1 million cap.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Morcott earned a base salary of $945,000 for 1996. We recommended this base salary in December 1995, based on our consideration of the Company's strong 1995 sales, profits, and stock price performance compared to the performance of other companies in the comparison group. We also considered Mr. Morcott's base salary compared to the salary practices within the Company's comparison group, his tenure as the Company's Chief Executive Officer and his total years of service to the Company. Mr. Morcott's 1996 base salary was approximately at the median for comparable positions within the comparison group. In addition, Mr. Morcott earned an annual bonus of $963,900 for 1996 (102% of his base salary). The record 1996 profits that generated this bonus payment reflected the Company's strong performance in several other key areas; 1996 was also a record year for the Company in terms of sales, earnings, and dividends paid to stockholders. Notably, the Company's after-tax return on beginning stockholders' equity was 26% in 1996. Based upon the most recent quarterly data available at the time of this Report, this performance ranks Dana at approximately the 94th percentile of the comparison group.

     Mr. Morcott was granted options for 125,000 shares of Company stock in 1996. This is the same number of stock options as he received in 1995. We determined the value of his option grant by taking into consideration the factors described above under "Long-Term Incentives". Mr. Morcott's grant size was representative of the long-term incentive value granted to his peers in 1996.

SUMMARY

     The Compensation Committee will continue to evaluate Dana's executive compensation programs on an ongoing basis to assure that the Company's compensation philosophies and practices are consistent with the objective of enhancing shareholder value.


Submitted by,

Current Compensation Committee:
  Theodore B. Sumner, Jr., Chairman
  Benjamin F. Bailar
  Edmund M. Carpenter
  Eric Clark
  Glen H. Hiner

Compensation Committee Through February 11, 1996:
  Roger T. Fridholm, Chairman
  Glen H. Hiner
  John D. Stevenson
  Theodore B. Sumner, Jr.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph shows the yearly change in cumulative total shareholder return on Dana Corporation Common Stock (assuming a $100 investment on December 31, 1991 and quarterly reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor's 500 Stock Index, the Standard & Poor's Trucks & Parts Index, and the Standard & Poor's Auto Parts & Equipment Index for the past 5 fiscal years.


                          12/31/91  12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
Dana Corporation            100       176         231        187        240        276
S%P 500                     100       108         118        120        165        203
S&P Trucks & Parts          100       134         166        143        154        202
S&P Auto Parts & Equipment  100       126         146        128        158        177


               (Returns shown are rounded to the nearest dollar.)

                               OTHER TRANSACTIONS

     John D. Stevenson is currently counsel to, and was formerly a partner in the Toronto law firm of Smith, Lyons, Torrance, Stevenson & Mayer. This firm provided legal services to the Company in 1996, as it has for many years previously, and is expected to continue to provide such services in 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of Dana's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations require the Company to be furnished with copies of these reports. As the result of an administrative error, Marilyn
R. Marks, a director of the Company, was late in filing one Form 4 to report a single purchase of Common Stock.

            ITEM 2 -- PROPOSAL TO APPROVE THE 1997 STOCK OPTION PLAN

     The Board of Directors believes that encouraging the employees of the Company and its subsidiaries to own Dana Common Stock benefits the Company and its stockholders. The opportunity to acquire a proprietary interest in the Company helps attract, retain, and motivate employees of exceptional ability. Stock ownership by the key employees who are responsible for Dana's future growth and success is a significant incentive that aligns their financial interests with those of the Company and its stockholders. Accordingly, from time to time since 1955, the Board has recommended, and the Company's stockholders have approved, successive plans that have provided for the grant of options and/or stock appreciation rights ("SARs") to employees of Dana and its subsidiaries.

     The Corporation's 1982 Incentive Stock Plan, as amended in 1993 (the "1982 Plan" or the "Plan"), is the current plan under which options and SARs may be granted. Although options are also currently outstanding under a prior plan (the Dana Corporation 1977 Incentive Stock Option Plan), no grants have been permitted since 1987 under that plan or under any other plan that was in effect before the 1982 Plan became effective. In 1993, all outstanding SARs held by Dana employees were canceled. Consequently, no Dana employee currently holds any SARs.

     There are currently 3,179,731 shares of Dana Corporation Common Stock available for option grants under the 1982 Plan. The 1982 Plan expires by its terms on February 17, 1998, and no options or SARs may be granted after that date under the Plan, unless the proposal to amend the 1982 Plan is approved by stockholders at the 1997 Annual Meeting.

     In order to continue to give the Board flexibility to accomplish its compensation objectives, the Board adopted on February 10, 1997, and is submitting to stockholders for approval, an amendment and restatement of the 1982 Plan that, among other things: (a) changes the name of the 1982 Plan to the Dana Corporation 1997 Stock Option Plan (the "1997 Plan"); (b) authorizes 1,300,000 additional shares of Common Stock for grant, so that, when added to the 3,179,731 shares that are currently available for future stock option grants under the 1982 Plan, a pool of 4,479,731 shares will be available for stock option grants under the 1997 Plan; and as discussed in the succeeding two paragraphs, 350,000 of these shares will be available, in the alternative, for issuance in satisfaction of the Company's obligations under the Additional Compensation Plan, as defined below; (c) extends the term of the 1997 Plan to February 10, 2007; and (d) adds a maximum annual award limit to the 1997 Plan in order to ensure that the gain on the exercise of options granted under the 1997 Plan will be exempt from the application of Section 162(m) of the Internal Revenue Code and, therefore, deductible to Dana.

     For many years, the Company has maintained a short-term incentive compensation plan for its executive officers (the "Additional Compensation Plan") which is described under the caption "Stock Ownership". Currently, participants can receive only cash distributions from the plan upon retirement, termination of employment, or death; distributions in stock are not permitted. The Additional Compensation Plan was approved by stockholders in March 1995.

     Recent changes to the Securities and Exchange Commission rules would permit the Company to restore a stock distribution feature that had existed under the Additional Compensation Plan for many years prior to 1991. In October 1996, the Board amended the Additional Compensation Plan to permit participants to receive distributions in shares of Dana stock. This amendment is subject to stockholder approval of the 1997 Stock Option Plan, under which up to 350,000 shares of Common Stock may, in the alternative, be issued to participants in the Additional Compensation Plan, at the Compensation Committee's discretion.

     The aggregate number of shares authorized for issuance under the 1997 Plan is subject to adjustment in the event of a stock dividend, stock split, stock combination, or similar event.

     An explanation of the 1997 Plan provisions follows. The proposed 1997 Plan, if approved by the stockholders, will become effective retroactive to February 10, 1997. The provisions of the 1997 Plan will apply to all options and SARs granted after that date under the 1997 Plan. Currently outstanding options granted under the 1982 Plan will be unaffected by this proposal.

                      PRINCIPAL FEATURES OF THE 1997 PLAN

     Exhibit A to this Proxy Statement contains a copy of the 1982 Plan as proposed to be amended and renamed as the Dana Corporation 1997 Stock Option Plan. The following summary of the principal features of the amended 1982 Plan is qualified in its entirety by reference to Exhibit A to this Proxy Statement.

     NAME OF PLAN. The name of the amended and restated 1982 Plan will be the "Dana Corporation 1997 Stock Option Plan".

     SHARES OF STOCK SUBJECT TO THE PLAN. To date, 11,900,000 shares of Dana Common Stock have been authorized for issuance upon the grant of options or SARs under the 1982 Plan. Options for 5,837,288 shares were outstanding as of December 31, 1996 under the 1982 Plan, and an aggregate of 3,179,731 shares remain available for future grant. In addition, 2,882,981 shares have been issued upon the exercise of options granted under the Plan. If the 1997 Plan is approved by stockholders, the number of shares authorized for future grants of stock options and SARs during the term of the 1997 Plan will be increased by 1,300,000 shares and, thus, the pool available for future grants of stock options will be 4,479,731 shares, of which 350,000 shares may be issued, in the alternative and at the Compensation Committee's discretion, under the Additional Compensation Plan. The number of additional shares authorized, like the shares currently available for grant, will be subject to adjustment in the event of a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, or similar event. Upon cancellation, expiration, or termination of an option or SAR, the underlying shares shall become available for future grant under the 1997 Plan. The market value of the 1,300,000 additional shares for which authorization is sought under the 1997 Plan was $42,412,500 on December 31, 1996, calculated by averaging the high and low sale prices ($32.625) of the Common Stock as reported in the New York Stock Exchange-Composite Transactions published in The Wall Street Journal.

     ADMINISTRATION OF THE 1997 PLAN. The Board's Compensation Committee, consisting of three or more non-employee directors who are ineligible to participate in or benefit from the 1997 Plan, administers and interprets the 1997 Plan. The members of the Compensation Committee must also be "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee has the discretion to adopt rules and regulations, and to impose conditions upon the exercise of options or SARs. Subject to requirements of the 1997 Plan, the Compensation Committee determines which eligible employees will be granted stock options and/or SARs, the amount and terms of the grants, and the times when the grants will be made.

     ELIGIBILITY FOR PARTICIPATION. Key employees of Dana and its subsidiaries, including the Company's executive officers, who are designated by the Compensation Committee, are eligible to receive grants of stock options under the 1997 Plan. At December 31, 1996, 1,222 employees held options granted under the 1982 Plan.

     TERM OF THE 1997 PLAN. It is proposed that the term of the 1997 Plan be extended from the Plan's current expiration date of February 17, 1998 to February 10, 2007. No awards of options or SARs will be permitted under the 1997 Plan after February 10, 2007, although the exercise periods for previously granted options or SARs may extend beyond that date.

     DESCRIPTION OF OPTIONS. The Compensation Committee may grant incentive stock options (as provided under sec.422(b) of the Code) and/or non-statutory stock options to purchase the Company's Common Stock. The exercise price of incentive and non-statutory stock options may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. Incentive stock options are subject to restrictions under the Code, including a requirement that prohibits options for more than $100,000 worth of stock from becoming exercisable for the first time during any calendar year. Subject to limitations set forth in the 1997 Plan, and with the optionee's consent, the Compensation Committee may amend the terms of any outstanding option, including changing it from an incentive stock option to a non-statutory option. The difference in federal tax treatment of the two types of options is described below. There are currently no incentive stock options outstanding under the 1982 Plan, and the Company has granted non-statutory stock options exclusively since 1986. In order to bring the 1997 Plan into compliance with sec.162(m) of the Code, the 1997 Plan contains a maximum annual option (or SAR) limit of 350,000 shares per optionee, which limit is subject to adjustment (as described above) in the event of a stock dividend, stock split, or similar event.

     DESCRIPTION OF STOCK APPRECIATION RIGHTS. SARs may be granted either apart from, or in conjunction with, options. Freestanding SARs have not been granted to date, but if they were granted, they would be assigned a value per share ("SAR Grant Value") of at least 100% of the market value of the underlying Common Stock on the date of grant. Upon the exercise of an SAR granted in conjunction with an option, the holder is required to surrender the related option and is entitled to receive such number of shares of Common Stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of the share as to which the SAR was exercised and the exercise price of the option that was surrendered. Upon the exercise of an SAR granted apart from an option, the holder is entitled to receive such number of shares of Common Stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of a share of Common Stock and the SAR Grant Value of the SAR exercised. In either case, the holder may elect to receive payment in cash equal to the aggregate fair market value of the Common Stock he would otherwise have received. The exercise of SARs decreases the number of shares available for future grants under the 1997 Plan to the same extent as does the exercise of options.

     EXERCISE PERIODS. Generally, options and SARs must be held for one year after the date of grant before they can be exercised. Thereafter, so long as the optionee remains in employment, the options and SARs may be exercised for a period that ends ten years after the date of grant. During the exercise period for any particular grant of options or SARs, and except as otherwise required by the $100,000 per year limitation described above with respect to incentive stock options, the optionee may exercise 25% of the options and SARs after one year from the date of grant, 50% after two years from the date of grant, 75% after three years from the date of grant, and all of the options (and SARs) after four years from the date of grant. If there is a third party tender or exchange offer for the Company's Common Stock that has not been approved by Dana's Board, all of the optionee's outstanding options and SARs become exercisable within the 60 days following the first purchase under the tender or exchange offer. In this event, if the optionee exercises an SAR within 30 days of the first purchase under such a tender or exchange offer, the payment he receives will be based on the highest market value of the Common Stock between the date of the offer and the date of his exercise.

     PAYMENT FOR OPTIONS. The purchase price for all options must be paid in full upon exercise. The price must be paid in cash, or in Dana Common Stock, or in a combination of cash and Common Stock. Any Common Stock tendered in payment must have been held by the optionee for at least six months prior to tender. The optionee is responsible for payment of all taxes (except stock transfer taxes) that Dana may be obligated to collect before the Common Stock is transferred to him.

     DEATH, DISABILITY, OR RETIREMENT. If an optionee dies or becomes totally and permanently disabled, all of his outstanding options and SARs may be exercised within one year after his death or disability, but not more than 10 years from the date of grant.

     Any optionee who retires from employment under a Dana retirement plan after age 55 and with 15 years of service with Dana or its subsidiaries may exercise his outstanding options and SARs (except those granted during the six months preceding retirement) during the five years after his retirement (but not more than ten years from the date of grant). Other optionees will forfeit their outstanding options and SARs upon retirement. Termination of employment initiated by the Company, or departure under conditions adverse to the Company (in either case, as determined by the Compensation Committee), will not be deemed to be a "retirement" under the 1997 Plan. In exceptional cases, the Compensation Committee will have the discretion to vest any options or SARs that would otherwise be forfeited, either because the optionee had not attained age 55 and 15 years of service when he retired, or because the options or SARs were granted less than six months prior to his retirement.

     OTHER TERMINATION OF EMPLOYMENT. If an optionee's employment is terminated for any reason other than death, disability, or retirement (as defined above), his outstanding options and SARs are forfeited.

     TRANSFERABILITY. Options and SARs may not be transferred or assigned except upon the death of the optionee.

     OPTIONEE'S RIGHTS AS A STOCKHOLDER. An optionee has no rights as a Dana stockholder with respect to any underlying shares of Common Stock until he exercises his option or SAR for those shares and the Company has issued him a stock certificate.

     AMENDMENTS TO THE PLAN. The Board may amend the 1997 Plan at any time, except that stockholder approval is required for any amendment that will materially modify the plan's eligibility requirements, increase the total number of shares of Common Stock that may be available for grant under the plan, change the option price or the SAR Grant Value provided in the plan, change the term for options or SARs, extend the term of the plan, or increase materially the benefits accruing to participants under the plan.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following summary constitutes a brief overview of the principal federal income tax consequences relating to option and SAR awards based upon current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local, or foreign tax consequences.

     1. GRANT OF OPTIONS AND SARS. An optionee does not realize taxable income when he receives a grant of options (whether incentive stock options or non-statutory stock options) and/or SARs, and Dana may not claim a tax deduction in connection with such grants.

     2. EXERCISE OF OPTIONS AND SARS

          a. INCENTIVE STOCK OPTIONS. An optionee does not realize taxable income when he exercises an incentive stock option if he is an employee of Dana or its subsidiaries at the time of exercise, or if his employment terminates within three months of the date of exercise. If an optionee exercises an incentive stock option more than three months after his employment with Dana or its subsidiaries has terminated, the option will be treated as a non-statutory stock option for federal income tax purposes.

          b. NON-STATUTORY OPTIONS. When an optionee exercises a non-statutory option, he will be deemed to have received taxable income at ordinary income rates in an amount equal to the difference between the market value of the underlying Common Stock on the date of exercise and the exercise price. The income realized will be subject to withholding and Dana may claim a tax deduction with respect thereto.

          c. SARS. When he exercises an SAR, an optionee realizes taxable income at ordinary income rates with respect to the payment (cash and/or Common Stock) received. The income realized is subject to withholding tax and Dana may claim a tax deduction with respect thereto.

     3. SALE OF STOCK ACQUIRED UPON EXERCISE

          a. STOCK ACQUIRED ON EXERCISE OF INCENTIVE STOCK OPTION. When an optionee sells stock acquired by the exercise of an incentive stock option and held for at least one year from the date of transfer and two years from the date of grant, any gain will be taxed at long-term capital gains rates, and any loss will be treated as a long-term capital loss. The gain or loss is normally the difference between the sale price and the exercise price. If the holding period requirements are not met, the optionee will be taxed in the year of sale. The lesser of his total gain or his gain on exercise will be taxable as ordinary income. Dana may claim a tax deduction with respect to this amount. Any additional gain or loss will be capital gain or loss, with the optionee's basis being equal to the exercise price plus the amount included as compensation income and the holding period having commenced on the date of exercise.

          b. STOCK ACQUIRED ON EXERCISE OF NON-STATUTORY STOCK OPTIONS AND SARS. When an optionee sells stock acquired by the exercise of a non-statutory option or an SAR and held for more than one year following the date of exercise, any gain or loss will be taxed as long-term capital gain or loss. The gain or loss will be the difference between the sale price and the market value on the date of exercise. If the stock was held for one year or less, the gain or loss will be treated as short-term capital gain or loss.

                        BENEFITS UNDER THE AMENDED PLAN

     Inasmuch as the optionees and the amounts, terms, and grant dates of options and/or SARs under the 1997 Plan will be at the discretion of the Compensation Committee, future grants are not presently determinable. If the proposed 1997 Plan had been in effect in 1996, the persons and groups shown in the following table would have received the number of options shown, the same number of options as were actually granted on July 15, 1996, at an exercise price of $28.125 per share.

                   NAME AND PRINCIPAL POSITION                 NUMBER OF OPTIONS
                   ---------------------------                 -----------------
Mr. Morcott, Chief Executive Officer.........................       125,000
Mr. Magliochetti, President..................................        60,000
Mr. Hirsch, Executive Vice President and.....................        34,000
  President -- International
Mr. Ayers, Chief Financial Officer...........................        34,000
Mr. Shultz, President and Chief Executive....................        26,000
  Officer -- Dana Credit Corporation
Current Executive Officers as a Group (24 Persons)...........       604,500
Employees in 1996 (Excluding Current Executive Officers).....       791,750

                                STOCKHOLDER VOTE

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 1997 PLAN.

     Approval of this Item 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. Abstentions and Broker Shares voted as to any matter at the Meeting will be included in determining the number of votes present or represented at the Meeting. Abstentions and Broker Shares that are not voted FOR this Item 2 will not be counted as affirmative votes for approval of this Item 2.

     If the stockholders do not approve the 1997 Plan, the 1982 Plan, as in effect prior to the Board's adoption of the 1997 Plan, will remain in effect, and the stock distribution feature will not be added to the Additional Compensation Plan.

                  ITEM 3 -- PROPOSAL TO APPROVE AND ADOPT THE
                  DANA CORPORATION DIRECTOR DEFERRED FEE PLAN

     Since 1973, Dana has maintained a Deferred Fee Plan for non-employee directors of the Company. The purpose of the Deferred Fee Plan is to attract and retain qualified individuals to serve as directors of the Company and to encourage and enhance ownership of Dana stock Units by these individuals. An amended and restated Director Deferred Fee Plan ("Plan") was approved by the Board in February 1997, and is now being submitted for stockholder approval.

     The Plan contains certain features that the Board believes will enhance the value and attractiveness of the Plan for Dana directors. First, recent changes to the Securities and Exchange Commission rules would permit the Company to restore a stock distribution feature to the Plan that had existed under the Plan for many years prior to 1991. Under amendments that were adopted by the Board, the Plan would permit directors to receive distributions under the Plan in the form of cash, shares of stock, or a combination of cash and shares. In order to permit stock distributions from the Plan, the Board is recommending that the stockholders authorize 55,000 shares of Common Stock for use in providing for stock distributions under the Plan at the time of a director's retirement or other termination of service. Second, the Board has amended the Plan to provide for annual credits (beginning in 1997) of 300 stock Units for each non-employee director in lieu of future accruals that the director would have been entitled to receive under the terminated Directors Retirement Plan (as described more fully on page 21 of this Proxy Statement). In conjunction with the termination of the Directors Retirement Plan, the Plan provides that each person who was a non-employee director on October 1, 1996 will also be credited with sufficient stock Units under the Plan to compensate him or her for accrued benefits earned through December 31, 1996 under the terminated Retirement Plan.

                         PRINCIPAL FEATURES OF THE PLAN

     The following summary of the principal features of the Plan is qualified in its entirety by reference to Exhibit B to this Proxy Statement.

     ADMINISTRATION OF THE PLAN. The Compensation Committee is responsible for administration of the Plan. Members of the Committee are neither officers nor employees of the Company.

     EFFECTIVE DATE. The Plan will become effective February 10, 1997, if approved by the stockholders.

     SHARES RESERVED FOR THE PLAN. The total number of shares of Common Stock reserved for issue under the Plan is 55,000. This number is subject to adjustment in the event of a capital adjustment resulting from a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, liquidation, or combination or exchange of stock.

     ELIGIBILITY. Non-employee directors of the Company are eligible to participate in the Plan.

     PAYMENTS AND DEFERRALS. Under the Plan, directors' fees and retainers, which are paid only to Dana directors who are not employees of the Company, may be deferred in either of two ways. A director may elect to have his fees credited to a Stock Account and converted four times each year into a number of "units" ("Units") equal to the maximum number of whole shares of the Company's Common Stock that could have been purchased with the dollar amount credited to the Account, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such Common Stock on the New York Stock Exchange-Composite Transactions Index on each trading day during the last full month preceding the date of conversion. Cash dividends declared and paid on the Company's Common Stock are credited to the Stock Account as of the dividend payment date in an amount equal to the cash that would have been paid if each Unit in such Account had been one share of the Company's outstanding Common Stock as of the record date.

     A director may also elect to have all or a portion of his deferred fees credited to an Interest Equivalent Account established for him by the Company. Any accrued dollar balance in such Account is credited four times each year with amounts equivalent to interest. Amounts credited to a director's Interest Equivalent

Account, including amounts equivalent to interest, continue to accrue amounts equivalent to interest until distributed. The rate of interest used for this purpose is the quoted and published interest rate for prime commercial loans by Chemical Bank in New York, New York on the last business day of the immediately preceding year. In addition, each director may, during the five-year period following his retirement or termination of service as a director, elect to convert all or any percentage of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. For valuation purposes, each Unit so converted holds an assumed value equal to the average of the last reported daily sales prices for shares of the Company's Common Stock on the New York Stock Exchange-Composite Transactions Index on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account are reduced by the number of Units so converted. Units contain anti-dilution protection designed to cover, among other things, stock splits and stock dividends. In the event of a change in control (as defined in the Plan), each director who has amounts credited under the Plan would receive a lump-sum payment equal to the value of his Accounts under the Plan.

     UNITS CREDITING DUE TO TERMINATION OF DIRECTORS RETIREMENT PLAN. Since 1989, the Company has maintained a Directors Retirement Plan for its non-employee directors. The Board has recently determined that it is in the best interests of the Company and its stockholders to terminate that plan, effective December 31, 1996. In conjunction with that plan termination, the Board has determined, subject to stockholder approval at the 1997 Annual Meeting, that the approximate annual accruals that each non-employee director would have been entitled to receive under the terminated Retirement Plan should, in the future, be provided in the form of an annual crediting of 300 Units under the Plan. In addition, under the Retirement Plan termination proposal, each current non-employee director (other than Mr. Priory, who only recently joined the Board), would also receive a one-time credit of stock Units under the Plan with a value equal to the present value of such director's accrued benefit earned through December 31, 1996 under the Directors Retirement Plan. The Directors Retirement Plan termination proposal is more fully described on page 4 of this Proxy Statement.

     DISTRIBUTIONS. Upon retirement, termination of service, or death, each director (or his estate, as the case may be) having Units or Interest Equivalent amounts in his Accounts, will receive the value of such Accounts in cash, or in stock, or in a combination of cash and stock, and in annual installments or in a lump sum. How Account amounts will be distributed, and the number of installments to be made, are solely in the discretion of the Compensation Committee.

     TERMINATION OR AMENDMENT. The Board may, at any time, modify, amend, suspend, or terminate the Plan, provided that no such action shall affect fees deferred (or Units or Interest Equivalent amounts credited) prior to the action taken, without the consent of the director who elected to defer the fees.

     As of December 31, 1996, four non-employee directors of Dana had 43,925 stock Units credited to their Stock Accounts under the Plan, with a market value of $1,433,053 as of that date. In addition, 2 non-employee directors had an aggregate of $194,025 credited to their Interest Equivalent Accounts. Each non-employee director will receive an annual credit of 300 stock Units under the amended Plan, beginning in April 1997. The annual value of these 300 stock Units is $9,788, based on a December 31, 1996 closing price of $32.625 for Dana stock. In addition, 7 current non-employee directors will receive credits to their Stock Accounts under the Plan equal to the present value of their accrued benefits (determined as of December 31, 1996) under the terminated Directors Retirement Plan. The number and value of these stock Units, based on a December 31, 1996 closing price for Dana stock, is 3,900 (valued at $127,238) for Mr. Bailar; 1,500 (valued at $48,938) for Mr. Carpenter; 1,050 (valued at $34,256) for Mr. Clark; 1,250 (valued at $40,781) for Mr. Hiner; 350 (valued at $11,419) for Ms. Marks; 1,950 (valued at $63,619) for Mr. Stevenson; and 5,700 (valued at $185,963) for Mr. Sumner.

                                STOCKHOLDER VOTE

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED DANA CORPORATION DIRECTOR DEFERRED FEE PLAN.

     Approval of this Item 3 requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by properly executed and delivered proxies at the Annual Meeting. Abstentions and Brokers Shares voted as to any matter at the Meeting will be included in determining the number of votes present or represented at the Meeting. Abstentions and Broker Shares that are not voted FOR this Item 3 will not be counted as affirmative votes for approval of this Item 3.

     If the stockholders do not approve the amended Plan, the Plan will continue in effect as it existed prior to February 10, 1997, the proposed stock distribution feature under the Plan will not become effective, and the Directors Retirement Plan will be restored as it existed prior to January 1, 1997.

          ITEM 4 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Price Waterhouse LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends ratification of such selection by the stockholders. Price Waterhouse LLP has been Dana's independent public accountant since 1916. The Board of Directors considers Price Waterhouse LLP to be well qualified to serve as the independent auditors for the Company. Representatives of Price Waterhouse LLP are not expected to be present at the Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997.

                          TRANSACTIONS WITH MANAGEMENT

     Three executive officers, Messrs. Carroll, Ferreira, and Shelbourn, have received loans from the Company in the amounts of $76,260, $385,000, and $130,000, respectively. The loans were made in order to assist the individuals in purchasing homes in this country following their relocation from international assignments.

                               OTHER INFORMATION
                         EXPENSES OF PROXY SOLICITATION

     Dana will pay the cost of soliciting proxies for the Annual Meeting. The Company's directors, officers and employees may solicit proxies by telephone, facsimile, telegram or personal interview. Dana has also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $9,500, plus expenses. Upon request, Dana will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Common Stock on the record date, for completing the mailing of the Annual Report, this Notice of Meeting and Proxy Statement, and the enclosed proxy to the beneficial owners of such shares.

                               VOTING OF PROXIES

     All shares of Common Stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the stockholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in this Proxy Statement, FOR the proposal to approve the 1997 Stock Option Plan, FOR the proposal to adopt the amended and restated Director Deferred Fee Plan, and FOR the proposal to ratify the selection of Price Waterhouse LLP as the Company's auditors. If any named director-nominee becomes unavailable for election for any presently unforeseen reason, the proxies will be voted for any substitute nominee who is recommended by the Board.

     As of the date of this Proxy Statement, the Board does not know of any matter other than those set out in this Proxy Statement that will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote the shares represented in accordance with their best judgment on such matter.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders must be received by Dana on or before November 5, 1997, for inclusion in Dana's Proxy Statement and proxy for that meeting.

                                            By Order of the Board of Directors,

                                            Martin J. Strobel
                                            Secretary

February 28, 1997

PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY TODAY TO SAVE DANA THE EXPENSE OF ADDITIONAL SOLICITATION.

                                                                       EXHIBIT A
                                                                         2/10/97

                    DANA CORPORATION 1997 STOCK OPTION PLAN

     Dana Corporation, a corporation organized and existing under the laws of the Commonwealth of Virginia (the "Corporation"), hereby amends, restates, and renames the 1982 Amended Sock Option Plan (such restated plan being referred to hereafter as the "Plan") for employees of the Corporation and its Subsidiaries, as follows:

     SECTION 1. PURPOSE. The purpose of the Plan is to secure for the Corporation and its stockholders the benefits of incentive inherent in stock ownership in the Corporation by key employees of the Corporation and its Subsidiaries, who are largely responsible for its future growth and continued success. It is generally recognized that stock option plans aid in retaining and encouraging employees of exceptional ability because of the opportunity offered such individuals to acquire an interest parallel to that of the stockholders of the Corporation. Options granted under the Plan may be either Incentive Stock Options ("ISO") or Non-ISO Options, as defined below.

     SECTION 2. DEFINITIONS. "Board" shall mean the Board of Directors of the Corporation.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Committee" shall mean a committee of the Board consisting of at least 3 members of the Board who shall be (i) "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended; and (ii) "outside directors" within the meaning of Section 162(m) of the Code.

     "Fair Market Value" shall mean, as applied to a specified date:

          (a) the mean between the highest and lowest prices of a share of Stock as reported on the Consolidated Transactions Reporting System, or its equivalent successor, for such date; or

          (b) in the case of an exercise of stock appreciation rights by an Optionee subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, during a "window" period beginning on the third business day following the date of release of the Corporation's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date, the highest daily mean price calculated during such "window period"; or

          (c) if there should be no such reported prices for such specified date, or for such "window period", a value meeting such other standard as the Committee may, in its discretion, by rule of general application, select as in its opinion is reasonably representative of the fair market value of such share of Stock;

provided, however, that in the case of an ISO or a stock appreciation right related to an ISO, if any of the foregoing methods of determining fair market value should be inconsistent with any ruling or regulation of the United States Treasury Department applicable to incentive stock options, fair market value shall be determined by the Committee in a manner consistent with such rulings or regulations, and shall mean the value as so determined.

     "Incentive Stock Option" or "ISO" shall mean an option, granted in conformity with the requirements of Section 422(b) of the Code, to purchase shares of Stock, including options to purchase shares of Stock under the Plan.

     "1982 Plan" shall mean the Corporation's 1982 Incentive Stock Option Plan, as approved by stockholders on April 7, 1982, and as amended effective February 18, 1988; March 1, 1993; and October 20, 1996.

     "1977 Plan" shall mean the Corporation's 1977 Incentive Stock Option Plan, as approved by the stockholders on December 7, 1977 and as thereafter amended by the Board.

     "Non-ISO Option" shall mean an option to purchase shares of Stock other than an Incentive Stock Option, including options granted under the Plan.

     "Option Agreement" shall mean the agreement entered into between the Corporation and an Optionee evidencing the grant of an option to purchase shares of Stock or stock appreciation rights under the Plan.

     "Option Certificate" shall mean a certificate issued by the Corporation evidencing the grant of an option to purchase shares of Stock or stock appreciation rights under the Plan.

     "Optionee" shall mean an individual who has been granted an option to purchase shares of Stock or who has been granted a stock appreciation right under the Plan.

     "Parent" shall mean a parent corporation of the Corporation as defined in
Section 424(e) of the Code.

     "SAR Grant Value" shall mean, as applied to a stock appreciation right granted independent of an option, such amount, which shall not be less than and may be greater than, 100% of the Fair Market Value of one share of Stock on the date the stock appreciation right is granted, as shall be fixed by the Committee.

     "Stock" shall mean the Common Stock, par value $1 per share, of the Corporation.

     "Subsidiary" shall mean each corporation the financial results of which are consolidated with those of the Corporation for purposes of the statement of consolidated income included in the Corporation's annual report to stockholders for the period that includes the date as to which the term refers, and each corporation in an unbroken chain of corporations beginning with the Corporation if, on the date as to which the term refers, each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting powers of all classes of stock in one of the other corporations in such chain, provided, however, that in the case of an ISO, the term "Subsidiary" means any corporation that is a "subsidiary corporation", as that term is defined in Section 424(f) of the Code, or any provisions that may hereafter be enacted in lieu thereof.

     SECTION 3. ADMINISTRATION.

     (a) The Committee shall administer the Plan. Subject to the express provisions of the Plan, it shall determine the terms of all options to purchase shares of Stock and stock appreciation rights that are granted under the Plan, including, without limitation, the purchase price of the shares of Stock covered by each such option, the SAR Grant Value of each such stock appreciation right, the individuals to whom, and the time or times at which, an option to purchase shares of Stock or stock appreciation rights shall be granted, the number of shares of Stock to be subject to each such option or stock appreciation right, and when an option to purchase shares of Stock or stock appreciation rights may be exercised. No option granted under the Plan shall constitute an ISO unless expressly so determined by the Committee and so stated in the related Option Agreement or Option Certificate. Only the Committee shall have the authority, in its discretion, to determine whether specific options granted pursuant to the Plan shall or shall not be subject to the limitations and provisions imposed by
Section 422 of the Code in respect of incentive stock options, and to determine whether specific options granted pursuant to the Plan shall or shall not be intended or granted as, or be amended to constitute, ISOs or Non-ISO Options. Each ISO granted under the Plan, and each Non-ISO Option granted under the Plan, and each provision of the Plan itself, shall be construed so that each such option shall be an ISO or Non-ISO Option, as the case may be, and any provision thereof that cannot be so construed shall be disregarded.

     (b) Subject to the express provisions of the Plan, the Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, prescribe and amend the terms and provisions of Option Agreements or Option Certificates (which need not be identical) and stock appreciation rights, and make all other determinations deemed necessary or advisable for the administration of the Plan.

     (c) The Committee shall also be authorized to apply up to 350,000 shares authorized for issuance under the Plan toward stock distributions under the Corporation's Additional Compensation Plan.

     SECTION 4. SHARES RESERVED FOR THE PLAN. The total number of shares of Stock reserved for issue under the Plan is 13,200,000 (including 11,900,000 shares previously authorized and 1,300,000 additional shares authorized hereby, of which up to 350,000 shares may be issued, in the alternative and at the Committee's discretion, for Stock distributions under the Corporation's Additional Compensation Plan). Such number of shares is subject to adjustment upon changes in capitalization, as provided in Section 13 hereof. Upon the expiration or termination (in whole or in part) of unexercised options or stock appreciation rights, shares of Stock subject thereto shall again be available for the grant of options to purchase or the issuance of stock appreciation rights under the Plan.

     SECTION 5. ELIGIBILITY FOR PARTICIPATION. Any key employee of the Corporation or of any Subsidiary, including any such employee who is also a director of the Corporation or of any Subsidiary, whose judgment, initiative, and efforts contribute (or may be expected to contribute) materially to the successful performance of the Corporation or any Subsidiary, shall be eligible to receive an option to purchase shares of Stock under the Plan or a stock appreciation right. In determining the employees to whom such an option or stock appreciation right shall be granted and the number of shares of Stock that may be granted pursuant to that option or stock appreciation right, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation or any Subsidiary, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. In no event, however, shall any employee who, at the time he would otherwise be granted an option to purchase shares of Stock, owns (within the meaning of Section 424(d) of the Code) stock of the Corporation or any Subsidiary possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Subsidiary, be eligible to receive an ISO to purchase shares of Stock hereunder.

     SECTION 6. OPTION AND STOCK APPRECIATION RIGHT PRICE AND MAXIMUM
AWARD. The price at which each share of Stock covered by each Non-ISO Option shall be purchased by an Optionee, and the SAR Grant Value of each stock appreciation right granted independent of an option, shall be established by the Committee, but in no event shall such price be less than 100% of the Fair Market Value of the Stock on the date the option is granted. In the case of any ISO granted under the Plan, (i) the exercise price may not be less than the Fair Market Value of the Stock on the date of grant; and (ii) the aggregate Fair Market Value (determined at the time such option is granted) of the Stock with respect to which ISOs are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other Incentive Stock Option Plans of the Corporation and any Parent or Subsidiary) shall not exceed $100,000. Furthermore, no employee shall, during any calendar year, be granted options and stock appreciation rights independent of an option for more than 350,000 shares of the Stock, which number shall be subject to adjustment upon changes in capitalization as provided in Section 13 hereof. Stock appreciation rights issued in conjunction with an option shall not be counted against this limit.

     SECTION 7. TERM OF OPTIONS AND STOCK APPRECIATION RIGHTS. The term of each option to purchase shares of Stock and of each stock appreciation right shall be fixed by the Committee, but no such option or right shall be exercisable after the expiration of 10 years from the date such option or right is granted.

     SECTION 8. OPTION AGREEMENTS AND CERTIFICATES; EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS.

     (a) Each Optionee shall execute an Option Agreement or be issued an Option Certificate with respect to each grant of options and stock appreciation rights. Through the Option Agreement or Option Certificate, the optionee shall agree to remain in the service of the Corporation or a Subsidiary for a period of at least 1 year from the grant date of the options or stock appreciation rights, except as otherwise provided in Section 10 with respect to retirement, death, or disability. Except as provided below, such period of service must be completed before the right to exercise such options or stock appreciation rights will accrue. Subject to the provisions of Section 10 and to the terms of any employment contract between the Optionee and the Corporation or a Subsidiary, such service shall be at the pleasure of the Corporation or the Subsidiary, as it shall determine from time to time. Each option to purchase shares of Stock and stock appreciation rights granted under the Plan shall be exercisable for such number of shares and at such time or times, including periodic installments, as may be determined by the Committee at the time of the grant but, except as provided below and in Section 10, in no event shall any such option to purchase shares of Stock or stock appreciation rights be exercisable within 1 year, or after 10 years, of the date the option to purchase shares of Stock or the stock appreciation right is granted. Except as otherwise provided in Section 6, during the foregoing exercise period, options to purchase shares of Stock and stock appreciation rights shall be exercisable as follows:

           (i) Twenty-five percent (25%) of the total number of shares originally covered by such option or right may be purchased or exercised after one (1) year from the date it is granted;

           (ii) Fifty percent (50%) of the total number of shares originally covered by such option or right may be purchased or exercised after 2 years from the date it is granted;

          (iii) Seventy-five percent (75%) of the total number of shares originally covered by such option or right may be purchased or exercised after 3 years from the date it is granted; and

           (iv) One hundred percent (100%) of the total number of shares originally covered by such option or right may be purchased or exercised after 4 years from the date it is granted;

provided, however, that anything elsewhere in the Plan to the contrary notwithstanding, if any corporation, person, other entity or group of the foregoing acting in concert (other than the Corporation or any entity that is controlled by the Corporation) makes a tender or exchange offer the result of which would be that such corporation, person, other entity or group would own 20% or more of the shares of Stock pursuant to which purchases are made, which offer has not been approved by the Board (the "Offer"), all outstanding unexercised options granted under the Plan, whether or not then exercisable, shall become exercisable during the 60-day period following the first purchase of shares of Stock pursuant to the Offer. Anything in this Plan to the contrary notwithstanding, in calculating the 20% percentage provided for in the immediately preceding sentence, there shall not be taken into account, nor deemed to be included, the acquisition of securities of the Corporation by or for any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation.

     (b) The right to purchase shares of Stock or exercise stock appreciation rights that are exercisable in periodic installments shall be cumulative so that when the right to purchase any shares of Stock or exercise any such rights has accrued, such shares or any part thereof may be purchased, and such right may be exercised, at any time thereafter until the expiration or termination of the option or right. An option may be exercised by giving written notice of exercise to the Corporation, specifying the number of shares of Stock to be purchased and by paying the purchase price, in full in cash or, with the approval of the Committee, in Stock or in a combination of cash and Stock in an amount determined by the Fair Market Value of the Stock on the date of exercise, provided, however, that any Stock so tendered in payment must have been held by the Optionee for a period of not less than 6 months prior to such tender in payment, or, if such Stock tendered was received upon exercise of an ISO, for a period of not less than 1 year prior to such tender in payment. Upon or following such exercise, but no later than the time certificates for or other evidences of the purchased shares are delivered, the Optionee shall pay the Corporation therefor the full purchase price of the shares purchased, and certificates or other evidences therefor shall be delivered promptly by the Corporation.

     (c) Appropriate provision shall be made for all taxes the Corporation determines are required to be withheld in connection with the exercise of any option or stock appreciation right under the laws or other regulations of any governmental authority, whether federal, state, or local, and whether domestic or foreign. The Committee may provide, in the Option Agreement, Option Certificate, or otherwise, that in the event that an Optionee is required to pay to the Corporation any amount to be withheld in connection with the exercise of an option, the Optionee may satisfy such obligation (in whole or in part) by electing to have the Corporation withhold a portion of the shares of Stock to be received upon the exercise of the option, otherwise issuable to the Optionee upon such exercise, having a value equal to the amount to be withheld (or such portion thereof as the Optionee may elect). The value of the shares to be withheld shall be their Fair Market Value on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any election by an Optionee to have shares withheld under this subsection shall be subject to such terms and conditions as the Committee may specify.

     (d) An Optionee shall have none of the rights of a stockholder of the Corporation with respect to the shares of Stock subject thereto until such shares of Stock shall have been issued and registered on the Corporation's transfer books upon such exercise.

     SECTION 9. NONASSIGNABILITY OF OPTION AND STOCK APPRECIATION RIGHT. No option to purchase shares of Stock under the Plan, and no stock appreciation right granted under the Plan, shall be transferable by an Optionee other than by will, or, if the Optionee dies intestate, by the laws of descent and distribution of the state of such Optionee's domicile at the time of death. An option and a stock appreciation right shall be exercisable during the lifetime of an Optionee only by him.

     SECTION 10. RIGHTS IN THE EVENT OF TERMINATION OF EMPLOYMENT OR DEATH OR DISABILITY OF OPTIONEE.

     (a) In the event that the employment of an Optionee is terminated as an employee for any reason other than retirement, death, or permanent and total disability, the option rights and stock appreciation rights of such Optionee, both accrued and non-accrued, under any then-outstanding option to purchase shares of Stock and under any then-outstanding stock appreciation right shall terminate immediately upon the termination of employment.

     (b) In the event that the employment of an Optionee is terminated by retirement, as defined in this Section 10, and if the Optionee shall have given prior written notice of intent to retire, all options to purchase shares of Stock and all stock appreciation rights granted more than 6 months prior to such retirement date and not theretofore exercised or terminated shall become exercisable in full beginning on such retirement date and ending on the earlier of the expiration date of the option or stock appreciation right, as the case may be, or on the day that is 60 months after such retirement date, provided, however, that any ISOs so exercised that are not exercised within 3 months after such retirement date will not be eligible for taxation under Section 421(a) of the Code. For purposes of the Plan, retirement shall be defined as an Optionee's retirement under a retirement income plan of the Corporation or a Subsidiary, after the Optionee has attained age 55 and 15 years of service, but shall not include a retirement in connection with a company-initiated termination of employment, or following an Optionee's departure under conditions adverse to the Corporation, in either case as determined solely by the Committee. The Committee shall have the absolute discretion, which may be exercised in conjunction with the grant of a Stock option, a stock appreciation right or thereafter, to vest any Stock options or stock appreciation rights that were granted less than 6 months prior to the Optionee's retirement date, or that would otherwise be forfeited because the Optionee had not met the definition of retirement described in this Section 10.

     (c) In the event that an Optionee shall die while employed by the Corporation or a Subsidiary, or following retirement while he is eligible to exercise options to purchase shares of Stock or stock appreciation rights under
Section 10(b), options to purchase shares of Stock and stock appreciation rights held by him at the date of death shall become exercisable in full (regardless of the date such options or stock appreciation rights were issued) by the person or persons to whom the Optionee's rights pass by will or by the laws of descent and distribution. All such options to purchase shares of Stock and stock appreciation rights shall be exercisable at any time within 1 year after the date of such death, regardless of the expiration date of the option or stock appreciation rights giving rise to such option or stock appreciation rights, but, in no event, shall such option or stock appreciation right be exercisable after the expiration of 10 years from its date of grant.

     (d) In the event that an Optionee becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code), all options and stock appreciation rights granted prior to such disability date shall become exercisable in full beginning on such disability date and ending on the expiration date of the option or stock appreciation right, as the case may be, or on the day that is 12 months after such disability date, whichever is the shorter period.

     SECTION 11. STOCK APPRECIATION RIGHTS.

     (a) Stock appreciation rights may be granted in conjunction with any option granted under the Plan, or may be granted under the Plan independent of any option. Nothing shall preclude the grant on the same day of an option (with or without related stock appreciation rights) and stock appreciation rights independent of the option. Stock appreciation rights granted in conjunction with, or in addition to, an option may be granted either at the time of the grant of the option or any time thereafter during the term of the option.

     (b) Stock appreciation rights granted in conjunction with an option shall entitle the holder of the related option, upon exercise (in whole or in part) of the stock appreciation rights, to surrender the option (or any portion thereof) to the extent unexercised, and to receive a number of shares of Stock determined pursuant to subsection (d). Such option shall, to the extent so surrendered, thereupon cease to be exercisable.

     (c) Stock appreciation rights shall be subject to such terms and conditions not inconsistent with the Plan as shall from time to time be approved by the Committee and to the following terms and conditions:

           (i) Stock appreciation rights granted in conjunction with an option shall be exercisable at such time or times and to the extent, but only to the extent, that the option to which they relate shall be exercisable; and

          (ii) Stock appreciation rights not granted in conjunction with an option shall be exercisable at such time or times as may be determined by the Committee at the time of grant, but subject to the same restrictions and other rules as to exercisability that are set out for options in Sections 7 through 10 above;

provided, however, that anything elsewhere in the Plan to the contrary notwithstanding, if any corporation, person, or other entity, or group of the foregoing acting in concert (other than the Corporation or any entity that is controlled by the Corporation) makes a tender or exchange offer the result of which would be that such corporation, person, other entity, or group would own 20% or more of the shares of Stock pursuant to which purchases are made, which offer has not been approved by the Board (the "Offer"), then from and after the date of the first purchase of Stock pursuant to such Offer (any such date being referred to herein as the "Acceleration Date"), all outstanding stock appreciation rights that have been held for at least 6 months shall be exercisable in full, whether or not otherwise exercisable. Anything in this Plan to the contrary notwithstanding, in calculating the 20% percentage provided for in the proviso of the immediately preceding sentence, there shall not be taken into account, nor deemed to be included, the acquisition of securities of the Corporation by or for any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation. A stock appreciation right may be exercised at any time during the 60-day period beginning on an Acceleration Date and the holder thereof shall receive the amount to which he is entitled on such exercise in cash. In the event of the exercise of stock appreciation rights within the 30-day period following the Acceleration Date, the Fair Market Value of the Stock on the date of the exercise shall be the highest Fair Market Value of that Stock during the period extending from the date of the Offer to and including the date of such exercise.

     (d) Upon exercise of stock appreciation rights, the holder thereof shall be entitled to receive a number of shares of Stock equal in the aggregate Fair Market Value to the amount by which the Fair Market Value per share of one share of the Common Stock on the date of such exercise shall exceed (i) in the case of stock appreciation rights granted in conjunction with an option or in addition to an option, the option price per share of the related option, or (ii) in the case of stock appreciation rights unrelated to an option, its SAR Grant Value, in each case multiplied by the number of shares in respect of which the stock appreciation rights shall have been exercised.

     (e) All or any part of the obligation arising out of an exercise of stock appreciation rights, whether or not such rights are granted in conjunction with an option may, at the election of the holder of such rights, be settled by the payment of cash equal to the aggregate Fair Market Value of the shares that would otherwise have been delivered under the provisions of paragraph (d).

     (f) To the extent that stock appreciation rights granted in conjunction with an option shall be exercised and whether the obligation upon such exercise shall be discharged by the delivery of shares of Stock or the payment of cash, the option in connection with which such stock appreciation rights shall have been granted shall be deemed to have been exercised for the purpose of the maximum share limitation set forth in the plan under which such option shall have been granted. To the extent that stock appreciation rights granted in addition to, or independent of, an option shall be exercised and whether the obligation upon such exercise shall be discharged by the delivery of shares of Stock or the payment of cash, the number of shares in respect of which the stock appreciation rights shall have been exercised shall be charged against the maximum share limitation set forth in the plan under which the related option, or the independent stock appreciation rights, as the case may be, shall have been granted.

     SECTION 12. REGULATORY APPROVALS AND LISTING. The Corporation shall not be required to issue any certificate or certificates for shares of Stock upon the exercise of an option or stock appreciation right granted under the Plan prior to (i) the obtaining of any approval from any governmental agency that the Corporation shall, in its sole discretion, determine to be necessary or advisable; (ii) the admission of such shares to listing on any national securities exchange on which the Corporation's Common Stock may be listed; and (iii) the completion of any registration or other qualification of such shares of Stock under any state or federal law or ruling or regulations of any governmental body that the Corporation shall, in its sole discretion, determine to be necessary or advisable.

     SECTION 13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of a capital adjustment resulting from a Stock dividend, Stock split, recapitalization, reorganization, merger, consolidation, liquidation, or a combination or exchange of Stock, the number of shares of Stock subject to the Plan (including those allocated by the Committee for issue under the Corporation's Additional Compensation Plan), the number of shares of Stock under option or subject to the grant of stock appreciation rights, the number of shares set forth in Section 6 hereof, and the number and kind of shares of other stock that may be substituted or exchanged for shares of Stock in the capital adjustment, shall be adjusted in a manner consistent with such capital adjustment. The price of any shares under option and the SAR Grant Value of all outstanding and unexercised stock appreciation rights granted independent of an option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of any option and so that after the capital adjustment the SAR Grant Value of the number and kind of shares of stock received in substitution or exchange for one share of Stock in the capital exchange shall be equal to the SAR Grant Value of one share of Stock immediately prior to the capital adjustment.

     SECTION 14. MODIFICATION OF PREVIOUSLY GRANTED OPTIONS AND STOCK APPRECIATION RIGHTS. The Committee shall have the authority, with the consent of the holder of any outstanding option or stock appreciation right previously granted under the Plan to an employee of the Corporation or a Subsidiary, to modify or amend such previously granted option or right on terms not inconsistent with the requirements of Sections 6 through 11, including, without limitation, a modification changing a previously granted ISO into a Non-ISO Option.

     SECTION 15. AMENDMENT OF THE PLAN. The Board shall have the right to amend the Plan at any time, provided that, unless first approved by the holders of a majority of the total number of shares of Stock of the Corporation represented and voted at a meeting at which a quorum is present, no amendment shall be made in the Plan if such amendment would (i) materially modify the eligibility requirements provided in Section 5; (ii) increase the total number of shares of Stock reserved for issue as provided in Section 4, except as provided in Section 13; (iii) change the option price or SAR Grant Value specified in Section 6, except as provided in Section 13; (iv) change the term for options and stock appreciation rights provided in Section 7; (v) extend the term of the Plan; or
(vi) in general, materially increase the benefits accruing to participants under the Plan. No Plan amendment shall, without the Optionee's consent, alter, terminate, or impair any right or obligation under any option or stock appreciation right previously granted under the Plan.

     SECTION 16. EFFECTIVE DATE AND TERM OF THE PLAN. The Plan was adopted by the Board and shall become effective on February 10, 1997, subject to approval by stockholders at the Corporation's annual meeting, to be held on April 2, 1997, or any adjournment thereof. No options to purchase shares and no stock appreciation rights may be granted under the Plan subsequent to February 10, 2007, but options and rights theretofore granted may extend beyond that date.

     SECTION 17. NO RIGHT TO EMPLOYMENT BY THE CORPORATION OR ITS
SUBSIDIARIES. Nothing in the Plan, or as a result of the grant of any option or stock appreciation right pursuant to the Plan, shall confer on any employee any right to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate an employee's employment at any time with or without assigning a cause therefor. Options and stock appreciation rights granted under the Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Corporation or a Subsidiary.

                                                                       EXHIBIT B
                                                                         2/10/97

                                DANA CORPORATION

                           DIRECTOR DEFERRED FEE PLAN

                                1. INTRODUCTION
                                   ------------

     This Dana Corporation Director Deferred Fee Plan, as amended and restated as of February 10, 1997, is designed to provide Directors of the Corporation with the opportunity to defer to a future date the receipt of their compensation as Directors.

                                 2. DEFINITIONS
                                    -----------

     The following words and phrases shall have the meanings set forth below:

          A. "Accounts" shall mean a Director's Stock Account and Interest Equivalent Account.

          B. "Committee" shall mean the Compensation Committee of the Board of Directors of the Corporation.

          C. "Corporation" shall mean the Dana Corporation.

          D. "Director" shall mean a member of the Board of Directors of the Corporation, who is not a current employee of the Corporation or any of its Subsidiaries.

          E. "Fees" shall mean any retainer fees or meeting fees that a Director receives or is entitled to receive in payment for his service as a Director of the Corporation. "Fees" shall also include fees that accrue on account of service on any committee of the Board of Directors, and fees that are payable for services over and above those normally expected from Directors and performed at the request of the Chairman of the Board of Directors.

          F. "Grant Date" shall mean the date each year of the annual organizational meeting of the Board that is held following the Corporation's annual meeting of stockholders.

          G. "Plan" shall mean the Dana Corporation Director Deferred Fee Plan, as amended and restated as of February 10, 1997, and as thereafter amended from time to time.

          H. "Retirement Plan" shall mean the Dana Corporation Directors Retirement Plan.

          I. "Year" shall mean a calendar year.

                             3. DIRECTOR'S ACCOUNTS
                                -------------------

     Each Director may elect to have any portion (or all) of his Fees as a Director deferred by filing a written election with the Corporation prior to January 1 of each year for which deferrals are to be made. At the time a Director elects to defer Fees, he shall also designate whether such deferred Fees are to be credited to a Stock Account, an Interest Equivalent Account, or to a combination of both Accounts. In addition, on each Grant Date commencing April 21, 1997, each Director shall have his Stock Account credited with 300 Units. Each person who was a Director on October 1, 1996 shall also have his Stock Account credited with a one-time allocation of Units equivalent to the present value of his accrued benefit earned through December 31, 1996 under the Retirement Plan.

     A. Stock Account
        -------------

          For each Director who determines that all or a portion of his deferred Fees should be converted into Units equal to shares of the Corporation's common stock, as well as for each Director for whom stock Units are otherwise credited to a Stock Account, the Corporation shall establish a Stock Account for that Director and shall credit that Account with any Fees (or Units) deferred at the time payment would have otherwise have been made to the Director. Any accrued dollar balance in such Account shall be converted four times each Year, effective March 31, June 30, September 30, and December 31, into a number of Units equal to the maximum number of whole shares of the Corporation's common stock that could have been purchased with the dollar amount credited to the Account, assuming a purchase price per share equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock
     Exchange - Composite Transactions on each trading day during the last full month preceding the date of conversion, and the dollar amount then credited to such Account shall be appropriately reduced. Any dollar amount not credited to the Stock Account of a Director as whole Units shall be accrued as a dollar balance in the Account.

          When cash dividends are declared and paid on the Corporation's common stock, the Stock Account of each Director shall be credited as of the dividend payment date with an amount equal to the cash that would have been paid if each Unit in such Account, as of the dividend record date, had been one share of the Corporation's outstanding common stock.

          If the Corporation increases or decreases the number of shares of its outstanding common stock as a result of a stock dividend, stock split, or stock combination, a corresponding proportionate adjustment shall be made in the number of Units then credited to each Director's Stock Account, as well as in the number of Units being credited annually to each Director's Stock Account, pursuant to this Section 3.

          Each Director may convert, in any percentage increment or dollar amount, any or all of the Units credited to his Stock Account into an equivalent dollar balance in the Interest Equivalent Account. These election(s) can be made at any time within five years following the Director's termination of service as a member of the Corporation's Board of Directors, and shall be effective on the day the election is received by the Corporation. Any election made under this paragraph shall be given in writing to the Chief Financial Officer of the Corporation. For valuation purposes, each Unit so converted shall have an assumed value equal to the average of the last reported daily sales prices for shares of the Corporation's common stock on the New York Stock Exchange-Composite Transactions on each trading day during the last full calendar month preceding the effective date of conversion, and the Units credited to such Stock Account shall be reduced by the number of Units so converted.

          In the event a Director dies prior to the latest date on which he could have made an election to convert Units into Interest Equivalent amounts, as provided above, without having made such an election, his spouse (or in the event his spouse has predeceased him, his estate) shall be permitted to make such an election within the same period during which the election would have been available to the Director had he lived. Units that the spouse or estate elect to convert shall be valued according to the formula described in this Section 3A.

     B. Interest Equivalent Account
        ---------------------------

          A Director may also elect to have all or a portion of his deferred Fees credited to an Interest Equivalent Account established for him by the Corporation. Any accrued dollar balance in such Account shall be credited four times each year, effective March 31, June 30, September 30, and December 31, with amounts equivalent to interest. Amounts credited to a Director's Interest Equivalent Account, including amounts equivalent to interest, shall continue to accrue amounts equivalent to interest until distributed in accordance with Section 4.

          The rate of interest credited to funds allocated to a Director's Interest Equivalent Account during any given Year shall be the quoted and published interest rate for prime commercial loans by Chemical Bank (or its successor) on the last business day of the immediately preceding Year.

          No person shall, by virtue of his participation in the Plan, have or acquire any interest whatsoever in property or assets of the Corporation or in any share of the Corporation's common stock, or have or acquire any rights whatsoever as a stockholder of the Corporation.

          Following a Director's death, retirement from the Board of Directors, or termination of service as a Director, amounts held in his Accounts will be distributed in accordance with Section 4.

                         4. DISTRIBUTIONS TO DIRECTORS
                            --------------------------

     Prior to the time a Director with an Account under the Plan retires from the Board of Directors, or his services are terminated as a Director, the Committee shall establish a distribution schedule specifying (i) that distributions be made to the Director out of his Accounts in a specified number of annual installments (not exceeding ten), with the first distribution to be made at the sole discretion of the Committee, either (a) in the month following retirement, termination of services, or the effective date of any post-retirement election to convert Units pursuant to Section 3A, or (b) in January of the first, second, or third year following retirement or termination of services (all subsequent distributions shall be made in January); and (ii) the proportion that each such installment shall bear to the dollar amount or Units credited to his Accounts at the time of distribution of such installment, subject to adjustment to the next higher whole Unit in the case of distributions from the Stock Account.

     In the event of the death of a Director either before or after retirement or termination of services, the amount then credited to his Accounts shall be paid in cash in such manner as the Committee may determine, regardless of the manner in which such payments would have been made to the Director had he lived.

     Each distribution in respect of a Director's Accounts shall be made (in whole or in part) at the election of the participant, in shares of the Corporation's common stock, in cash, or in a combination of shares of common stock and cash. To the extent that payment is to be made in common stock of the Corporation, the number of shares of such stock to be distributed shall equal the maximum number of whole shares of the Corporation's common stock which could have been purchased with the Interest Equivalent Account amount being distributed, assuming a purchase price per share of common stock equal to the average of the last reported daily sales prices for shares of such common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month of making such payment. Any stock distribution in respect of Units from a Director's Stock Account shall be made on the basis of one share of the Corporation's common stock for each Unit being distributed.

     If any distribution in respect of a Director's Accounts is to be made in cash, the value of each Unit being distributed from his Stock Account shall be assumed, for purposes of such distribution, to be equal to the average of the last reported daily sales prices for shares of the Corporation's common stock on the New York Stock Exchange-Composite Transactions on each trading day during the calendar month preceding the month of making such payment. A cash distribution may also be made from a Director's Interest Equivalent Account, in which case a corresponding reduction in the balance of that Account will be made.

     If any distribution is to be made in shares of the Corporation's common stock, the Corporation shall take all necessary action to comply with or secure an exemption from the registration requirements of the Securities Act of 1933, and the listing requirements of the New York Stock Exchange and any other securities exchange on which the Corporation's common stock may then be listed; provided, that the Corporation may (i) delay the making of any such distribution in shares of its common stock for such period as it may deem necessary or advisable to effect compliance with the requirements above referred to, and (ii) require, as a condition precedent to the delivery of the certificate(s) representing such shares, that any recipient thereof execute and deliver such representations, agreements and/or covenants in favor of the Corporation with respect to the holding and/or disposition of such shares, and such consent to the mechanics for enforcement of such representations, agreements and/or covenants, as the Committee may deem necessary or advisable in order to comply with or obtain exemption from any of the requirements referred to above.

     All distributions under the Plan shall be made to the Director, except that, in the event of the death of a Director, distributions shall be made to such person or persons as such Director shall have designated by written notice to the Committee prior to his death. In the event the designated beneficiary fails to survive the Director, or if the Director fails to designate a beneficiary in writing, the Corporation shall distribute the balance in the Director's Accounts to the legal representative of such deceased Director.

     Anything in this Section 4 or elsewhere in the Plan to the contrary notwithstanding, in the event of a Change in Control of the Corporation, there shall promptly be paid to each Director and each former Director who has an Account under the Plan, a lump sum cash amount equal to all amounts and Units credited to his

Stock Account and his Interest Equivalent Account. For purposes of converting any Units in the Stock Account into a cash equivalent, the value of the Units credited to a Director's Stock Account shall be deemed to be the higher of: (i) the average of the reported closing prices of the Corporation's common stock, as reported on the New York Stock Exchange-Composite Transactions, for the last trading day prior to the Change in Control of the Corporation and for the last trading day of each of the two preceding thirty-day periods; and (ii) an amount equal to the highest per share consideration paid for the common stock of the Corporation acquired in the transaction constituting the Change in Control of the Corporation. For purposes of this paragraph, "Change in Control of the Corporation" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect from time to time, provided that, without limitation, such a change in control shall be deemed to have occurred if and when: (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner (directly or indirectly) of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then-outstanding securities; or (b) during any period of 24 consecutive months, commencing before or after the effective date of this Plan, individuals who at the beginning of such 24-month period were directors of the Corporation cease for any reason to constitute at least a majority of the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Section 4 or elsewhere in this Plan, the term "person" referred to in clause (a) above in the next preceding sentence shall not include within its meaning, and shall not be deemed to include for any purpose of this Plan, any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation.

                         5. NON-ASSIGNMENT OF INTEREST
                            --------------------------

     No interest in any undistributed Unit or Interest Equivalent Account amount shall be transferable or assignable by any Director, and any purported transfer or assignment of any such interest, and any purported lien on or pledge of any such interest, made or created by any Director, shall be void and of no force or effect as against the Corporation. Any payment due under this Plan shall not, in any manner, be subject to the debts or liabilities of any Director or beneficiary. Units will represent shares of the Corporation's common stock for accounting purposes only, and shall not be convertible to, or considered to be, actual shares of stock for any reason.

             6. AMENDMENT, TERMINATION, AND INTERPRETATION OF PLAN
                --------------------------------------------------

     The Board of Directors of the Corporation shall have the right at any time, and from time to time, to modify, amend, suspend, or terminate the Plan; provided, however, that no such action shall be taken that would affect Fees deferred (or Units or Interest Equivalent amounts credited) prior to the action taken without the consent of the affected Director (or his personal representative).

     The Committee shall have the power to interpret the Plan and to decide any and all matters arising hereunder, including, but not limited to, the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; provided that all such interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all participants similarly situated. In addition, any interpretations and decisions made by the Committee shall be final, conclusive, and binding upon all persons who have (or claim to have) any interest in or under the Plan.

                                 7. INFORMATION
                                    -----------

     Each person entitled to receive a payment under this Plan, whether a Director, a duly-designated beneficiary of a Director, a guardian, or otherwise, shall provide the Committee with such information as it may, from time to time, deem necessary or in its best interests in administering the Plan. Any such person shall also furnish the Committee with such documents, evidence, data, or other information as the Committee may, from time to time, deem necessary or advisable.

                                8. GOVERNING LAW
                                   -------------

     The Plan shall be construed, administered, and governed in all respects under and by the applicable internal laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof.

                          9. SHARES RESERVED FOR PLAN
                             ------------------------

     The total number of shares of the Corporation's common stock, par value $1 per share, reserved for issue under the Plan is 55,000. Such number of shares is subject to adjustment in the event of a stock dividend, stock split, stock combination, or similar event.

                               10. EFFECTIVE DATE
                                   --------------

     The Plan, as most recently amended and restated, was adopted by the Board and will become effective on February 10, 1997, subject to approval by stockholders at the 1997 annual meeting, to be held on April 2, 1997, or any adjournment thereof.

                                                        /X/         PLEASE MARK
                                                                     EACH VOTE
                                                                     LIKE THIS

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2, 3 AND 4. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

                                                                         FOR    WITHHELD
                                                                         ALL     FOR ALL                       FOR  AGAINST  ABSTAIN
       1. ELECTION OF DIRECTORS: B. F. BAILAR, E. M. CARPENTER,         / /      / /     2. TO APPROVE THE 1997  / /   / /      / /
                                 E. CLARK, G. H. HINER,                                     STOCK OPTION PLAN
                                 J.M. MAGLIOCHETTI, M. R. MARKS,
                                 S. J. MORCOTT, R.B.PRIORY                               3. TO APPROVE THE      / /   / /      / /
                                 J. D. STEVENSON, T. B. SUMNER, JR.                         DIRECTOR DEFERRED
                                                                                            FEE PLAN

                                                                                         4. TO RATIFY PRICE     / /   / /      / /
                                                                                            WATERHOUSE AS THE
                                                                                            COMPANY'S AUDITORS

        TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS OR HER NAME ON THIS LINE:

        ----------------------------------------------------------------------------------




                                                                                          COMMENTS/ADDRESS CHANGE             / /
                                                                                          Please mark this box if you have
                                                                                          written comments/address change
                                                                                          on the reverse side.


        Signature(s) _________________________________________     Date ________

        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE




 [LOGO]                         DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697

               Please vote, sign and date the above proxy and return it in the envelope provided. Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

                                       Martin J. Strobel
                                       Secretary

    P R O X Y                     DANA CORPORATION

                  ANNUAL MEETING OF STOCKHOLDERS ON APRIL 2, 1997
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS

                Martin J. Strobel, Mark A. Smith, Jr., Sue A. Griffin, Pamela W. Fletcher, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 2, 1997, at 10:00 a.m. (EST), and at any adjournments.

                For those participants who hold accounts with Common Stock through the Dana Corporation Amended and Restated Employees' Stock Purchase Plan: The undersigned instructs Key Trust of Ohio N.V., as Custodian and/or Trustee for the Plan, to vote all shares or fractions of shares credited to the undersigned's account as of the latest available processing date on or before February 14, 1997, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Custodian and/or Trustee in its sole and absolute discretion.

                This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment.

                TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

                 (This Proxy is continued on the reverse side)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE